                                                                      Exhibit 99

VIRGINIA COMMERCE BANCORP, INC.

FOR IMMEDIATE RELEASE:

          VIRGINIA COMMERCE BANCORP, INC. REPORTS RECORD THIRD QUARTER
             AND YEAR-TO-DATE EARNINGS AND CONTINUED STRONG GROWTH


ARLINGTON, VA., WEDNESDAY, OCTOBER 12, 2005--Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the "Bank"), today reported its financial results for the third quarter and nine months ended September 30, 2005.

THIRD QUARTER 2005 HIGHLIGHTS:

o  Net income of $5.3 million representing a 39.2% increase over third quarter
   2004

o  Diluted earnings per share up 34.6% to $0.35

o  Assets, loans and deposits up 30.9%, 38.5% and 29.4% year-over-year

o  Efficiency ratio improved further to 44.9 %

o  ROA and ROE increased to 1.48% and 20.35%

Peter A. Converse, Chief Executive Officer, commented "We're delighted with our strong momentum and results. Considering the expenses associated with key new hires, added infrastructure and five branches opening since August of last year, we're particularly proud of our earnings and improved efficiency ratio. Obviously, strong loan growth of 38.5% and a 13 basis point increase in the net interest margin year-over-year contributed significantly to the 39% earnings increase. However, effective cost containment and rapid deposit growth in the new branches also contributed. These branches each achieved or exceeded $10 million in deposits within an average of six months of opening and three already are operating at break-even. With these recent branching successes, we are confidently pursuing other opportunities that could result in three to four more branch openings by the end of next year, focusing on Loudoun County and other new markets."

Converse added, "Virginia Commerce is also progressing in other meaningful ways. Our new retail EVP, Steve Reeder, is advancing our retail cross-selling efforts to new levels. His initiatives are being enthusiastically embraced by branch personnel and are producing commendable results. Cross-selling and product sales are also benefiting from an increase from one full-time business development officer, a year ago, to six in the last few months. On the technology side, we are pursuing instant debit card issue capability as well as remote capture of deposits for our commercial customers. Both services should be available in the first quarter of next year. Overall, we are very excited about our continued prospects for success despite the heightened competition in our market."

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

NET INCOME
Third quarter earnings of $5.3 million increased $1.5 million, or 39.2%, over 2004 third quarter earnings of $3.8 million. On a diluted per share basis, third quarter earnings were $0.35 compared to $0.26 for the third quarter of 2004, an increase of 34.6%. For the nine months ended September 30, 2005, earnings of $14.1 million represent a 36.3% increase over the $10.3 million earned for the same period in 2004, with diluted earnings per share of $0.94 increasing 28.8%. The increases in net income for both the quarter and year-to-date were due to a 33.6% and 37.9% increase in net interest income, higher levels of non-interest income and continued strong expense control.

NET INTEREST INCOME
Net interest income for the third quarter of $14.5 million was up 33.6%, compared with $10.9 million for the same quarter last year due, to strong loan growth and an eight basis point increase in the net interest margin from 4.13% in the third quarter of 2004 to 4.21% for the current three-month period. Year-to-date net interest income of $40.8 million is up 37.9%, compared to $29.6 million in 2004, again due to strong loan growth and an increase in the net interest margin from 4.17% in 2004, to 4.30% for the current nine- month period. Compared to the second quarter of 2005, the net interest margin was down nine basis points from 4.30% to 4.21%, primarily due to a nineteen basis point increase in the average cost of interest-bearing deposits as a result of higher rates on new and maturing time deposits. Management believes the margin could remain relatively static or even improve slightly in the fourth quarter depending on further increases in the prime rate and the pricing influence of competitive market rates paid on interest-bearing deposits.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE
Non-interest income for the third quarter of $1.9 million increased $380 thousand, or 25.0%, from $1.5 million for the same period in 2004, and increased by $331 thousand between the comparable nine-month period. Compared to the second quarter of 2005, non-interest income rose $355 thousand, or 23.0%. Increases occurred in all categories with deposit account service charges and fees and net gains on mortgage loans held-for-sale experiencing the most improvement. Management expects further improvement in deposit account service charges in the fourth quarter and possibly lower fees and net gains in its mortgage lending activities due to seasonal fluctuation and/or rising market rates.

Non-interest expense increased $1.5 million, or 25.2%, from $5.9 million in the third quarter of 2004, to $7.4 million in the current period, and increased $4.9 million, or 30.5%, from $16.2 million for the nine months ended September 30, 2004, to $21.2 million year-to-date. Compared to the second quarter of 2005, non-interest expense is up only $124 thousand, or 1.7%. Increases since 2004 were due to the opening of five new branch locations, with the last one opening in June 2005, the hiring of additional loan officers, and other staffing and facilities expansion. However, earnings growth and containment of expenses associated with accelerated branching and overall expansion, resulted in the efficiency ratio improving from 47.5% in the third quarter of 2004 to 44.9% for the current three-month period. While management expects slightly higher expenses in the fourth quarter due to seasonal items and additional office space being leased, it is anticipated that this ratio will be maintained in the mid-to-high 40s for the foreseeable future.

LOANS
Since September 30, 2004, loans, net of allowance for loan losses, have increased $330.0 million, or 38.5%, from $857 million to $1.2 billion. Growth occurred in all categories, with real estate construction loans and non-farm, non-residential real estate loans reflecting the largest increases. For the three months ended September 30, 2005, loans are up $84.3 million, or 7.6%, again with most of the growth concentrated in the Company's niche lending area of real estate construction and non-farm, non-residential real estate.

DEPOSITS AND REPURCHASE AGREEMENTS
Over the past twelve months, deposits have increased $280.0 million, or 29.4%, from $951.7 million to $1.2 billion, with demand deposits increasing $38.6 million, savings and interest-bearing demand deposits falling by $33.6 million, and time deposits growing by $274.9 million. Year-to-date deposits are up $260.7 million with demand deposits up $46.1 million, savings and interest-bearing demand deposits up $5.2 million, and time deposits increasing by $209.4 million. The growth in time deposits over the past year was highly concentrated in the first half of 2005 due to special certificate of deposit promotions to help fund strong loan demand. For the quarter, deposits rose $9.6 million as growth in interest-bearing demand deposits and time deposits was partially offset by a $19.7 million decline in non-interest bearing demand deposits due to lower title company account balances and transfers to repurchase agreements.

In the third quarter of 2005, repurchase agreements increased $38.4 million, or 91.4%, as some new and existing demand deposit customers sought higher rates; however, the balances also include approximately $27 million in one account related to donations for Hurricane Katrina. The funds in that account are expected to decline significantly in the fourth quarter.

ASSET QUALITY
Non-performing assets and past due loans increased from $226 thousand at September 30, 2004, to $2.9 million as of September 30, 2005, and decreased by $932 thousand from $3.8 million at June 30, 2005. The increase over the past year was due to three loans to two borrowers for a total of $2.8 million which have been classified as impaired. Of this $2.8 million, $2.3 million is well-secured by real estate. The provision for loan losses was $950 thousand for the third quarter of 2005 compared to $698 thousand in 2004, and as compared to $1.0 million in the second quarter of 2005. These provisions are consistent with the level of loan growth and the increase in non-performing assets from last year. The total allowance for loan losses as a percent of total loans is unchanged from June 30, 2005, at 1.09%.

STOCKHOLDERS' EQUITY
Stockholders' equity is up $18.5 million, or 21.1%, from $87.8 million at September 30, 2004, to $106.3 million at September 30, 2005, due to earnings growth and $1.5 million in net proceeds and tax benefits from the exercise of options and warrants by company directors, officers and employees. On May 9, 2005, a five-for-four split in the form of a 25% stock dividend was paid, increasing the number of shares outstanding by 2,797,374. As a result of the stock dividend and exercise of options and warrants, total shares outstanding as of quarter end were 14,028,631.

CONFERENCE CALL
Virginia Commerce Bancorp will host a teleconference call for the financial community on October 12, 2005, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2005 financial results. The public is invited to listen to this conference call by dialing 866-219-5631 at least 10 minutes prior to the call.

A replay of the conference call will be available from 1:00 p.m. Eastern Daylight Time on October 12, 2005, until 11:59 p.m. Eastern Daylight Time on October 19, 2005. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 781257.

ABOUT VIRGINIA COMMERCE BANCORP, INC.
Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the "Bank"), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through eighteen branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or "GAAP".


FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120   wbeauchesne@vcbonline.com

                              Financial Highlights
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                      Three Months Ended September 30,       Nine months Ended September 30,
                                                      2005          2004       % Change      2005        2004        % Change
                                                  ----------- ------------- ------------ ----------- ------------ ------------
Summary Operating Results:
   Interest and dividend income                      $22,665      $ 15,152        49.6%    $ 61,387     $ 41,258        48.8%
   Interest expense                                    8,119         4,262        90.5%      20,562       11,649        76.5%
     Net interest and dividend income                 14,546        10,890        33.6%      40,825       29,609        37.9%
   Provision for loan losses                             950           698        36.1%       2,812        2,005        40.2%
   Non-interest income                                 1,898         1,518        25.0%       4,660        4,329         7.6%
   Non-interest expense                                7,395         5,907        25.2%      21,180       16,233        30.5%
     Income before income taxes                        8,099         5,803        39.6%      21,493       15,700        36.9%
   Net income                                         $5,303        $3,811        39.2%    $ 14,088     $ 10,335        36.3%

Performance Ratios:
   Return on average assets                            1.48%         1.40%                    1.44%        1.39%
   Return on average equity                           20.35%        17.72%                   19.11%       19.97%
   Net interest margin                                 4.21%         4.13%                    4.30%        4.17%
   Efficiency ratio (1)                               44.90%        47.47%                   46.51%       47.67%

Per Share Data:  (2)
   Net income-basic                                   $ 0.38        $ 0.27        40.7%      $ 1.01       $ 0.79        27.8%
   Net income-diluted                                 $ 0.35        $ 0.26        34.6%      $ 0.94       $ 0.73        28.8%
   Average number of shares outstanding:
     Basic                                        14,026,690    13,795,920               14,002,116   13,015,430
     Diluted                                      15,021,196    14,906,536               14,977,855   14,121,289

                                                                       As of September 30,
                                                              --------------------------------------
                                                                    2005        2004       % Change
                                                              ------------- ------------ -----------
Selected Balance Sheet Data:
   Loans, net                                                  $ 1,187,297     $857,266       38.5%
   Investment securities                                           169,130      172,689       -2.1%
   Assets                                                        1,449,058    1,107,114       30.9%
   Deposits                                                      1,231,634      951,673       29.4%
   Stockholders' equity                                            106,331       87,799       21.1%
   Book value per share (2)                                         $ 7.58       $ 6.36       19.2%

Capital Ratios (% of risk weighted assets):
   Tier 1 capital:
     Company                                                         9.75%       11.20%
     Bank                                                            8.20%        9.19%
   Total qualifying capital:
     Company                                                        10.78%       12.20%
     Bank                                                           10.63%       12.10%

Asset Quality
   Non-performing assets:
     Impaired loans                                                $ 2,787        $ 197
     Non-accrual loans                                                  15           24
     Loans 90+ days past due and still accruing                        100            5
                                                                ----------    ---------
       Total non-performing assets and past due loans              $ 2,902        $ 226

                to total loans:                                      0.24%        0.03%
                to total assets:                                     0.20%        0.02%
   Allowance for loan losses to total loans                          1.09%        1.09%
   Net charge-offs (recoveries)                                        $18        $ (6)
   Net charge-offs to average loans outstanding                      0.00%        0.00%

                                                                        As of September 30,
                                                               --------------------------------------
                                                                    2005         2004     % Change
                                                               ------------ ------------ ------------
Loan Portfolio:
   Commercial                                                    $ 114,300     $ 80,622        41.8%
   Real estate-one to four family residential                      149,587      112,158        33.4%
   Real estate-multifamily residential                              61,425       38,045        61.5%
   Real estate-nonfarm, nonresidential                             528,294      408,538        29.3%
   Real estate-construction                                        344,487      225,483        52.8%
   Consumer                                                          7,652        6,065        26.2%
                                                              ------------  -----------
     Total loans                                               $ 1,205,745    $ 870,911        38.4%
   Less unearned income                                              5,252        4,177        25.7%
   Less allowance for loan losses                                   13,196        9,468        39.4%
                                                              ------------  -----------
     Loans, net                                                $ 1,187,297    $ 857,266        38.5%

Investment Securities (at book value):
   Available-for-sale:
     U.S. Government Agency obligations                        $   113,453    $ 108,487         4.6%
     U.S. Treasuries                                                    --        9,933      -100.0%
     Domestic corporate debt obligations                             6,043        6,017         0.4%
     Obligations of states and political subdivisions                1,372        1,342         2.3%
     Restricted stock:
       Federal Reserve Bank                                          1,442        1,442           --
       Federal Home Loan Bank                                        2,277        1,598        42.5%
       Community Bankers' Bank                                          55           55           --
                                                              ------------  -----------
                                                                 $ 124,642    $ 128,874        -3.3%
   Held-to-maturity:
     U.S. Government Agency obligations                          $  35,554     $ 34,891         1.9%
     Obligations of states and political subdivisions                8,437        8,432         0.1%
     Domestic corporate debt obligations                               497          492         1.0%
                                                              ------------  -----------
                                                                   $44,488     $ 43,815         1.5%


(1) Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2) Adjusted to give effect to a five-for-four stock split in the form of a 25% stock dividend in May 2005.

                         Virginia Commerce Bancorp, Inc.
                           Consolidated Balance Sheets
                  (Dollars in thousands, except per share data)
                               As of September 30,
                                   (Unaudited)

                                                                                2005                 2004
                                                                    -----------------     ----------------
Assets
Cash and due from banks                                                    $  30,667            $  17,966
Interest-bearing deposits with other banks                                     1,026                1,004
Securities (fair value: 2005, $168,860; 2004, $173,242)                      169,130              172,689
Federal funds sold                                                            21,917               28,655
Loans held-for-sale                                                           12,127                7,618
Loans, net of allowance for loan losses of $13,196 in 2005 and
  $9,468 in 2004                                                           1,187,297              857,266
Bank premises and equipment, net                                               7,537                6,425
Accrued interest receivable                                                    5,544                3,893
Other assets                                                                  13,813               11,598
                                                                    -----------------     ----------------
   Total assets                                                           $1,449,058          $ 1,107,114
                                                                    =================     ================
Liabilities and Stockholders' Equity
Deposits
   Demand deposits                                                         $ 194,195            $ 155,550
   Savings and interest-bearing demand deposits                              337,555              371,145
   Time deposits                                                             699,884              424,978
                                                                    -----------------     ----------------
   Total deposits                                                         $1,231,634            $ 951,673
Securities sold under agreement to repurchase and federal funds
  purchased                                                                   86,385               45,136
Trust preferred capital notes                                                 18,570               18,570
Accrued interest payable                                                       2,920                1,543
Other liabilities                                                              3,218                2,393
Commitments and contingent liabilities                                            --                   --
                                                                    -----------------     ----------------
   Total liabilities                                                      $1,342,727          $ 1,019,315
                                                                    =================     ================
Stockholders' Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and
  un-issued
Common stock, $1.00 par, 20,000,000 shares authorized, issued and
  outstanding 2005, 14,028,631; 2004, 11,041,423                              14,029               11,041
Surplus                                                                       35,603               37,116
Retained earnings                                                             57,660               39,683
Accumulated other comprehensive income (loss), net                             (961)                 (41)
                                                                    -----------------     ----------------
   Total stockholders' equity                                             $  106,331          $    87,799
   Total liabilities and stockholders' equity                             $1,449,058          $ 1,107,114
                                                                    =================     ================

                         Virginia Commerce Bancorp, Inc.
                        Consolidated Statements of Income
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended                Nine months Ended
                                                               September 30,                    September 30,
                                                      -------------------------------- --------------------------------
                                                            2005            2004            2005            2004
                                                      ----------------- -------------- --------------- ----------------
Interest and dividend income:
    Interest and fees on loans                                $ 20,822       $ 13,430        $ 56,453         $  36,650
    Interest and dividends on investment securities:
       Taxable                                                   1,472          1,527           4,168             4,074
       Tax-exempt                                                   60             59             178               191
       Dividends                                                    40             36             152                85
    Interest on deposits with other banks                            7              4              20                 4
    Interest on federal funds sold                                 264             96             416               254
                                                      ----------------- -------------- --------------- ----------------
    Total interest and dividend income                        $ 22,665       $ 15,152        $ 61,387         $  41,258
                                                      ----------------- -------------- --------------- ----------------
Interest expense:
    Deposits                                                  $  7,386       $  3,941        $ 18,357         $  10,842
    Securities sold under agreement to repurchase
       And federal funds purchased                                 413             85             961               152
    Other borrowed funds                                            --             --             374                 4
    Trust preferred capital notes                                  320            236             870               651
                                                      ----------------- -------------- --------------- ----------------
    Total interest expense                                    $  8,119       $  4,262        $ 20,562         $  11,649
                                                      ----------------- -------------- --------------- ----------------
Net interest income:                                          $ 14,546       $ 10,890        $ 40,825         $  29,609
    Provision for loan losses                                      950            698           2,812             2,005
                                                      ----------------- -------------- --------------- ----------------
    Net interest income after provision
    for loan losses                                           $ 13,596       $ 10,192        $ 38,013         $  27,604
                                                      ----------------- -------------- --------------- ----------------
Non-interest income:
    Service charges and other fees                            $    617       $    431        $  1,540         $   1,314
    Non-deposit investment services commissions                    137            133             332               323
    Fees and net gains on loans held-for-sale                    1,051            867           2,512             2,419
    Other                                                           93             87             276               273
                                                      ----------------- -------------- --------------- ----------------
    Total non-interest income                                 $  1,898       $  1,518        $  4,660         $   4,329
                                                      ----------------- -------------- --------------- ----------------
Non-interest expense:
    Salaries and employee benefits                            $  4,284       $  3,601        $ 12,423         $   9,505
    Occupancy expense                                            1,197            830           3,211             2,364
    Data processing expense                                        397            336           1,121               974
    Other operating expense                                      1,517          1,140           4,425             3,390
                                                      ----------------- -------------- --------------- ----------------
    Total non-interest expense                                  $7,395       $  5,907        $ 21,180         $  16,233
                                                      ----------------- -------------- --------------- ----------------
    Income before taxes on income                             $  8,099       $  5,803        $ 21,493         $  15,700
    Provision for income taxes                                   2,796          1,992           7,405             5,365
                                                      ----------------- -------------- --------------- ----------------
Net Income                                                    $  5,303       $  3,811        $ 14,088         $  10,335
                                                      ----------------- -------------- --------------- ----------------

    Earnings per common share, basic (1)                      $   0.38       $   0.27        $   1.01            $ 0.79
    Earnings per common share, diluted (1)                    $   0.35       $   0.26        $   0.94            $ 0.73

(1) Adjusted to give effect to a five-for-four stock split in the form of a 25% stock dividend in May 2005.

                         Virginia Commerce Bancorp, Inc.
                Consolidated Average Balances, Yields, and Rates
                        Three Months Ended September 30,
                                   (Unaudited)

                                                            2005                                        2004
                                           -------------- ---------- -------------    ------------- -------------- -----------
                                                          Interest      Average                                      Average
                                              Average     Income-       Yields          Average       Interest        Yields
(Dollars in thousands)                        Balance     Expense       /Rates          Balance     Income-Expense   /Rates
                                           -------------- ---------- -------------    ------------- -------------- -----------
Assets
Securities (1)                               $   170,267   $  1,572         3.75%      $   180,510       $  1,622       3.67%
Loans, net of unearned income (2)              1,171,406     20,822         6.96%          838,077         13,430       6.27%
Interest-bearing deposits in other banks           1,023          7         2.72%              751              4       2.08%
Federal funds sold                                31,284        264         3.30%           28,655             96       1.30%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-earning assets                $ 1,373,980   $ 22,665         6.55%      $ 1,047,993       $ 15,152       5.75%
Other assets                                      45,196                                    31,593
                                           --------------                             -------------
Total Assets                                 $ 1,419,176                               $ 1,079,586
                                           ==============                             =============

Liabilities and Stockholders' Equity
Interest-bearing deposits:
  NOW accounts                               $   208,031   $    889         1.70%      $   215,763       $    740       1.36%
  Money market accounts                          111,724        539         1.91%          125,449            440       1.39%
  Savings accounts                                20,811         28         0.54%           20,869             29       0.56%
  Time deposits                                  693,421      5,930         3.39%          410,498          2,732       2.64%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-bearing deposits              $ 1,033,987   $  7,386         2.83%      $   772,579       $  3,941       2.02%
Securities sold under agreement to
  repurchase and federal funds purchased          59,612        413         2.75%           43,953             85       0.77%
Other borrowed funds                                  --         --            --               --             --          --
Trust preferred capital notes                     18,000        320         6.95%           18,000            236       5.13%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-bearing liabilities           $ 1,111,599   $  8,119         2.90%      $   834,532       $ 4,262       2.03%
Demand deposits and other liabilities            204,188                                   159,715
                                           --------------                             -------------
Total liabilities                            $ 1,315,787                               $   994,247
Stockholders' equity                             103,389                                    85,339
                                           --------------                             -------------
Total liabilities and stockholders'
equity                                       $ 1,419,176                               $ 1,079,586
                                           ==============                             =============
Interest rate spread                                                        3.65%                                       3.72%
Net interest income and margin                             $ 14,546         4.21%                        $ 10,890       4.13%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders' equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $934 thousand and $674 thousand for the three months ended September 30, 2005, and 2004, respectively.

                         Virginia Commerce Bancorp, Inc.
                Consolidated Average Balances, Yields, and Rates
                         Nine months Ended September 30,
                                   (Unaudited)

                                                            2005                                        2004
                                           -------------- ---------- -------------    ------------- -------------- -----------
                                                          Interest      Average                                      Average
                                              Average      Income-       Yields         Average       Interest       Yields
(Dollars in thousands)                        Balance      Expense      /Rates          Balance     Income-Expense   /Rates
                                           -------------- ---------- -------------    ------------- -------------- -----------
Assets
Securities (1)                               $   165,408   $  4,498         3.62%        $ 156,907       $  4,350       3.79%
Loans, net of unearned income (2)              1,088,057     56,453         6.84%          762,055         36,650       6.32%
Interest-bearing deposits in other banks           1,017         20         2.61%              259              4       2.13%
Federal funds sold                                17,467        416         3.14%           31,989            254       1.04%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-earning assets                $ 1,271,949   $ 61,387         6.46%        $ 951,210       $ 41,258       5.79%
Other assets                                      37,838                                    39,061
                                           --------------                             -------------
Total Assets                                 $ 1,309,787                                 $ 990,271
                                           ==============                             =============

Liabilities and Stockholders' Equity
Interest-bearing deposits:
  NOW accounts                               $   207,538   $  2,550         1.64%        $ 210,915       $  2,107       1.33%
  Money market accounts                          106,802      1,354         1.69%          118,471          1,229       1.38%
  Savings accounts                                20,465         83         0.54%           19,961             81       0.54%
  Time deposits                                  604,342     14,370         3.18%          375,225          7,425       2.64%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-bearing deposits              $   939,147   $ 18,357         2.61%        $ 724,572       $ 10,842       1.99%
Securities sold under agreement to
  repurchase and federal funds purchased          54,611        961         2.35%           36,590            152       0.55%
Other borrowed funds                              16,857        374         2.93%              410              4       1.23%
Trust preferred capital notes                     18,000        870         6.37%           18,000            651       4.76%
                                           -------------- ---------- -------------    ------------- -------------- -----------
Total interest-bearing liabilities           $ 1,028,615   $ 20,562         2.67%        $ 779,572       $ 11,649       1.99%
Demand deposits and other liabilities            182,582                                   141,767
                                           --------------                             -------------
Total liabilities                            $ 1,211,197                                 $ 921,339
Stockholders' equity                              98,590                                    68,932
                                           --------------                             -------------
Total liabilities and stockholders'
equity                                       $ 1,309,787                                 $ 990,271
                                           ==============                             =============
Interest rate spread                                                        3.79%                                       3.80%
Net interest income and margin                             $ 40,825         4.30%                        $ 29,609       4.17%


(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders' equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.9 million and $1.8 million for the nine months ended September 30, 2005, and 2004, respectively.